Exhibit 99.1

IT Tech Packaging, Inc. Announces Results of 2020 Annual General Meeting of Stockholders

BAODING, China, July 24, 2020 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE American: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced the results of the Company’s 2020 Annual General Meeting of Stockholders (the “Annual Meeting”) held at the Company’s production base in Wei County, Hebei Province, China. at 10:00 a.m., Beijing Time, on Thursday, July 23, 2020.

At the Annual Meeting, IT Tech Packaging’s stockholders:

1.	Elected three Class II directors (Zhenyong Liu, Fuzeng Liu and Lusha Niu) to serve on the Board of Directors of the Company, with such Class II directors to serve until the 2022 annual meeting of stockholders and until their respective successors have been duly elected and qualified or until their earlier resignation, removal or death;

2.	Ratified the appointment of WWC, P.C. Certified Public Accountants as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020;

3.	Conducted a “say-on-say” advisory vote to approve executive compensation; and

4.	Approved a reduction in the exercise price of outstanding warrants issued in a private placement and the approval of the issuance of common stock representing more than 20% of the Company’s common stock issued and outstanding upon exercise of the warrants in accordance with NYSE American Rule 713(a)(ii).

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products and single-use face masks in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE American since December 2009. For more information, please visit: http://www.itpackaging.cn/ .

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

At the Company

Email: ir@itpackaging.cn

Tel: +86 0312 8698215

Investor Relations:

EverGreen Consulting Inc.

Janice Wang

+86-13811768559

+1-908-510-2351

Email: ir@changqingconsulting.com